FOR IMMEDIATE RELEASE	May 13, 2008

CHIEFS, YTB INTERNATIONAL, INC. LAUNCH INNOVATIVE TRAVEL PARTNERSHIP
Fans Already Book Travel Online - Now Chiefs' Travel Site Provides Competitive Rates and Allows Loyal
Fans a Unique Opportunity to Make Dreams Come True

The Kansas City Chiefs have launched an innovative travel partnership with YTB Travel Network, Inc. - a wholly owned subsidiary of YTB International, Inc. (OTC BB: YTBLA) ("YTB" or the "Company"). YTB will administer the Chiefs on-line and fan-based travel. The Chiefs travel website,www.ChiefsTravel.com, will provide the Chiefs loyal fans with the opportunity to book all their business and personal travel while offering multiple entry opportunities to win Game Day Packages, a “Suite Experience,” autographed memorabilia, the opportunity to become a “Chief for a Day,” a cabin on a Chiefs celebrity cruise and more.

“Fan support at home and also on the road has been a vital ingredient in the success of this franchise over the last 20 years,” said Chiefs President Carl Peterson. “Moreover, with this new travel program we can reward our fans for that support, as each time they book travel - whether business or personal, related to Chiefs games or not - they have the opportunity to win any number of special prizes from watching a preseason game from a luxury suite, becoming a Chiefs player for a day and enjoying other fan friendly experiences.”

The Chiefs Travel Web site offers competitive rates on the top airlines, thousands of hotels and many rental car companies, as well as a wide selection of offerings by leading vacation package providers and cruise lines. Site visitors will still enjoy the ability to earn airline miles, rental car and hotel points that they typically receive. In addition, the Chiefs will be offering celebrity cruises, featuring Pro Football Hall of Fame LB Bobby Bell, current players and special guests. Also, the site offers options such as exclusive tour packages to China and Europe, limousine service, restaurant reservations, golf tee times and vacation packages, flowers, gift baskets, concert tickets, passports, airport parking and much more. Each purchase will qualify a fan to enter the Chiefs giveaways.

“We at YTB and our outside representatives are excited by our partnership agreement with the Kansas City Chiefs and the opportunity to enhance the fans' travel experience throughout the year,” stated J. Kim Sorensen, President, and CEO of YTB Travel Network, Inc. “There are Kansas City Chiefs season ticket holders across the country and Chiefs fans throughout the world. We welcome the opportunity to serve all the travel needs of every Chiefs fan and to further strengthen the Chiefs relationship with their loyal fans.”

(MORE)

About YTB International
YTB International, Inc. is ranked among the top travel providers in the nation. YTB provides Internet-based travel booking services for representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

YTB operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide group of independent business people. YTB Travel Network, Inc. establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each independent-business person directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

# # #

Media Contacts:
High Impact Marketing
mark@himemail.com

Marcia Dempsey
Director of Public Relations
YourTravelBiz.com
618.216.4646
mdempsey@ytb.com
ytbi.com/investor/

Investor Contact:
Garth Russell/Yemi Rose
KCSA Worldwide for YTB International, Inc.
212.896.1250 / 212.896.1233